Coty Inc. Reports Third Quarter Fiscal 2015 Results

Q3 Net Revenues In Line with Prior Year Like-for-Like
Q3 Adjusted Operating Income Shows Strong Growth
Year-to-Date Adjusted EPS Up 17%

NEW YORK - May 7, 2015 -- Coty Inc. (NYSE: COTY) today announced financial results for the third quarter of fiscal year 2015, ended March 31, 2015.

Results at a glance	Three Months Ended March 31, 2015			Nine Months Ended March 31, 2015
		Change			Change
(in millions, except per share data)		Reported Basis	Constant Currency		Reported Basis	Constant Currency
Net revenues	$933.8	(7%)	0%	$3,375.7	(4%)	0%
Like-for-like*	0%			0%
Operating income - reported	114.7	>100%		418.5	>100%
Operating income - adjusted*	100.9	24%	25%	468.9	4%	5%
Net income - reported	75.5	>100%		211.5	>100%
Net income - adjusted*	63.6	(27%)		329.8	8%
EPS (diluted) - reported	$0.21	>100%		$0.59	>100%
EPS (diluted) - adjusted*	$0.18	(18%)		$0.91	17%

* These measures, as well as “free cash flow,” are Non-GAAP Financial Measures. Refer to “Basis of Presentation and Exceptional Items” and “Non-GAAP Financial Measures” for discussion of these measures. Net Income represents Net Income Attributable to Coty Inc. Reconciliations from reported to adjusted results can be found at the end of this release.

Third Quarter Fiscal 2015 Summary

•	Net revenues of $933.8 million were flat like-for-like and decreased 7% as reported

•	Adjusted operating income of $100.9 million increased 24% from $81.4 million in the prior-year period

•	Reported net income of $75.5 million increased from $(253.3) million in the prior-year period reflecting a one-time asset impairment charge in the prior-year period

•
Adjusted net income of $63.6 million decreased from $86.7 million in the prior-year period principally due to a favorable foreign tax settlement in the prior-year period. Adjusted earnings per diluted share of $0.18 decreased from $0.22 in the prior-year period

•	Net cash provided by operating activities was $33.2 million compared to $(4.2) million in the prior-year period

Nine Months Fiscal 2015 Summary

•	Net revenues of $3,375.7 million were flat like-for-like and decreased 4% as reported

•	Adjusted operating income of $468.9 million increased 4% from $450.8 million in the prior-year period

•	Reported net income of $211.5 million increased from $(77.3) million in the prior-year period

•	Adjusted net income of $329.8 million increased from $306.3 million in the prior-year period. Adjusted earnings per diluted share of $0.91 increased 17% from $0.78 in the prior-year period

•	Net cash provided by operating activities was $388.2 million compared to $443.1 million in the prior-year period

Commenting on the Coty’s performance, Bart Becht, Chairman and Interim CEO said: “Q3 was our second consecutive quarter behind our new strategy of driving revenue growth on our Power brands and returning Coty to profitable growth behind efficiency programs. We have made excellent progress in driving profit growth behind efficiency programs, as shown by the 24% growth in Q3 adjusted operating profits. As our success in this area is very good, we will be looking to increase the $200 million target for our Global Efficiency Plan.  We will come back to this as part of our FY15 results discussion. Power brand and overall growth on the other hand is still muted despite some bright spots like Sally Hansen, Rimmel and Chloe. Now that we have created more space in the P&L through our efficiency programs, our objective is to re-invest part of those savings to steadily improve our growth track record going forward.

In this respect, I am very happy with our recent recruitment of Elio Leoni Sceti, as CEO and Camillo Pane, as EVP of Category Development, two highly experienced managers with a proven track record of building successful, global brands in a broad variety of consumer-oriented businesses. I am confident that they will make a real difference in Coty’s performance and I am looking forward to working with both in my role as Chairman.

We are also excited to have closed the Bourjois transaction on April 1st with the Bourjois brand joining our portfolio and Chanel becoming a Coty shareholder. We view the Bourjois brand as very complementary to our portfolio, further strengthening Coty’s position in the global color cosmetics market.

Looking forward, we remain optimistic about Coty’s future and its ability to make steady progress under its new strategy. Specifically, for fiscal year 2015, adjusted earnings per diluted share are projected to be between $0.95 and $0.98, reflecting year-on-year growth between 17% and 21%."

Basis of Presentation and Exceptional Items

The term “like-for-like” describes the performance of the business on a comparable basis, excluding material acquisitions, all divestitures, discontinued operations and foreign currency exchange translations to the extent applicable. “Like-for-like” does not exclude net revenues from joint venture consolidations and conversion from third-party to direct distribution. The term “adjusted” excludes the impact of nonrecurring items, private company share-based compensation expense, impairment charges and restructuring costs to the extent applicable. Refer to “Non-GAAP Financial Measures” for a definition of free cash flow.

Net revenues are reported by segment and geographic region and are discussed below on a like-for-like basis. Operating income is reported by segment. All changes in margin percentage are described in basis points rounded to the nearest tenth of a percent.

Net revenues and adjusted operating income are presented on an actual and a constant currency basis. Net revenues are also reported on an adjusted basis and like-for-like. Operating income, net income and earnings per diluted share (EPS (diluted)) are presented on a reported (GAAP) basis and an adjusted (non-GAAP) basis. Selling, general and administrative expense (SG&A), effective tax rate, cash tax rate, gross margin, net income, operating income and operating income margin are presented on an adjusted (non-GAAP) basis. Net revenues on a constant currency basis and like-for-like, adjusted net revenues, adjusted operating income on a constant currency basis, adjusted operating income, adjusted operating income margin, adjusted effective tax rate, adjusted cash tax rate, adjusted net income, adjusted gross margin, adjusted EPS (diluted), adjusted SG&A and free cash flow are non-GAAP financial measures. A reconciliation between GAAP and non-GAAP results can be found in the tables and footnotes at the end of this release.

Third Quarter Fiscal 2015 Summary Operating Review

Net revenues of $933.8 million were flat like-for-like and declined 7% as reported from the prior-year period. Continued strong like-for-like growth in Color Cosmetics was offset by declines in Fragrances and Skin & Body Care. The 6% like-for-like increase in the Color Cosmetics segment was driven by power brands, Sally Hansen and Rimmel. Fragrances declined 2% like-for-like as new launches could not offset pressure on select existing product lines. Skin & Body Care declined 4% like-for-like, driven primarily by lower net revenues from adidas and Playboy. By geographic region, solid growth in the Americas was offset by declines in EMEA and Asia Pacific. Americas net revenues grew 5% like-for-like, reflecting growth in the U.S. business and the contribution from the Avon commercial partnership in Brazil. EMEA revenues decreased 3% like-for-like, as declines in the developed markets and Travel Retail were partially offset by growth in Eastern Europe, the Middle East and South Africa. Asia Pacific net revenues decreased 2% like-for-like, reflecting declines in China in part due to a change in business model, partially offset by growth in Australia, Korea, and Southeast Asia. Emerging markets grew 5% like-for-like in the quarter.

Adjusted gross margin of 61.6% was in-line with the prior-year period.

Adjusted SG&A expense as a percentage of adjusted net revenues decreased to 48.8% from 51.4% in the prior-year period. The percentage decrease was driven by lower fixed costs, lower advertising and consumer promotion spending focused on a reduction in non-working media such as advertising production and copyright fees, and a rationalization of spending on non-power brands, as well as due to foreign currency translation.

Operating income increased to $114.7 million from $(272.0) million in the prior-year period. The reported operating income increase primarily reflected the $316.9 million one-time asset impairment charge in the prior-year period.

Adjusted operating income increased 24% to $100.9 million from $81.4 million in the prior-year period. As a percentage of adjusted net revenues, adjusted operating margin increased 280 basis points to 10.9% from 8.1%.

Adjusted effective tax rate was 16.1% compared to (40.9%) in the prior-year period. The increase was primarily driven by a $38.1 million favorable foreign tax settlement in the prior-year period. The adjusted cash tax rate for the nine months ending March 31, 2015 was 20.2%. The Company continues to estimate the full year adjusted effective tax rate for FY15 at approximately 16%.

Net income increased to $75.5 million from $(253.3) million in the prior-year period, reflecting the asset impairment charge in the prior-year period.

Adjusted net income decreased 27% to $63.6 million from $86.7 million in the prior-year period, as higher adjusted operating income was more than offset by a higher tax expense. As a percentage of net revenues, adjusted net income margin decreased 170 basis points to 6.9% from 8.6% in the prior-year period.

Cash Flows

•	Net cash provided by operating activities in the quarter was $33.2 million, compared to $(4.2) million in the prior-year period, primarily driven by improved profitability.

•	Free cash flow was $(28.7) million in the quarter compared to $(82.8) million in the prior-year period.

•	During the quarter, the Company repurchased in the open market 5.8 million Class A shares for $113.9 million.

•	Net debt increased by $386.8 million to $2,442.3 million from $2,055.5 million at June 30, 2014 primarily driven by the cash used for the share repurchase program.

Third Quarter Fiscal 2015 Business Review by Segment

	Three Months Ended March 31,
	Net Revenues		Change			Adjusted Operating Income (Loss)		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like	2015	2014	Reported Basis	Constant Currency
Fragrances	$431.3	$476.1	(9%)	(2%)	(2%)	$59.0	$54.5	8%	12%
Color Cosmetics	336.6	344.9	(2%)	6%	6%	39.5	36.7	8%	8%
Skin & Body Care	165.9	187.7	(12%)	(2%)	(4%)	2.4	(9.8)	>100%	>100%
Total	$933.8	$1,008.7	(7%)	0%	0%	$100.9	$81.4	24%	25%

Fragrances

•	Fragrances net revenues decreased 2% like-for-like as incremental net revenues from new launches could not offset the decline from existing product lines.

•
Adjusted operating income for Fragrances increased 8% to $59.0 million from $54.5 million in the prior-year period, resulting in a 13.7% adjusted operating income margin, an increase of 230 basis points versus the prior-year period.

Color Cosmetics

•	Color Cosmetics net revenues increased 6% like-for-like driven by strong growth in the Rimmel and Sally Hansen power brands, reflecting the success of new launches.

•
Adjusted operating income for Color Cosmetics increased 8% to $39.5 million from $36.7 million in the prior-year period, resulting in an 11.7% adjusted operating income margin, an increase of 110 basis points compared to the prior-year period.

Skin & Body Care

•
Skin & Body Care net revenues decreased 4% like-for-like, primarily driven by a decline in body care products, in part due to the business model change in China, partially offset by growth in the philosophy brand.

•
Adjusted operating income for Skin & Body Care increased to $2.4 million from $(9.8) million in the prior-year period, resulting in a 1.5% adjusted operating income margin, an increase of 670 basis points compared to the prior-year period.

Third Quarter Fiscal 2015 Business Review by Geographic Region

	Three Months Ended March 31,
	Net Revenues		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like
Americas	$394.8	$382.2	3%	5%	5%
EMEA	419.5	499.9	(16%)	(3%)	(3%)
Asia Pacific	119.5	126.6	(6%)	0%	(2%)
Total	$933.8	$1,008.7	(7%)	0%	0%

Americas

•	The net revenues like-for-like increase in the region reflects growth in the U.S. and the contribution from the commercial partnership with Avon in Brazil.

•	Key brands contributing to the region's growth include Rimmel, Sally Hansen, philosophy, and Chloe.

Europe, the Middle East & Africa

•
The like-for-like decrease in net revenues was driven in part by Southern Europe and Travel Retail, partially offset by growth in emerging markets such as Eastern Europe, the Middle East and South Africa.

•	Key growth brands in the region include power brands Chloe, Rimmel, and Sally Hansen.

Asia Pacific

•	Net revenues like-for-like decrease was primarily driven by China, in part due to the business model transition, partially offset by growth in Australia and Southeast Asia.

•	Key growth brands in the region include power brands Chloe, OPI and philosophy.

Outlook for Fiscal 2015 Full Year

The Company remains focused on growing its power brands around the world through innovation, strong support levels and improved “in-market” execution. Coty remains focused on cost optimization opportunities to improve profitability and to provide for investment in its power brands.

As a result, FY15 adjusted earnings per diluted share, including the negative impact of foreign currency translation and the impact of the Bourjois acquisition, are projected to be between $0.95 and $0.98, reflecting year-on-year growth between 17% and 21%.

Other noteworthy company developments:

•	On April 1st, the Company closed the Bourjois acquisition. Coty believes that Bourjois’ strength in key European color cosmetics markets is very complementary to its existing color portfolio.

•
As part of the Bourjois transaction, the Company's foreign subsidiaries purchased approximately 15.4 million Class A shares from Coty Inc. for $373.5 million in available cash and subsequently exchanged these shares with Chanel for Bourjois shares. Coty Inc. used the cash proceeds from its foreign subsidiaries to repay debt, reducing total debt from $3.6 billion as of March 31 to $3.2 billion. The transaction did not impact the Company's net debt levels.

•	During the quarter, the Company successfully completed an $800 million term loan financing, using the proceeds to pay down debt and extend debt maturities.

Conference Call

Coty Inc. will host a conference call at 8:30 a.m. (ET) today, May 7, 2015 to discuss its results. The dial-in number for the call is (855) 889-8783 in the U.S. or (720) 634-2929 internationally (conference passcode number: 36475238). The call will also be webcast live at http://investors.coty.com. The conference call will be available for replay. The replay dial-in number is (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. (conference passcode number: 36475238).

About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2014. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such power brands as adidas, Calvin Klein, Chloé, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For additional information about Coty Inc., please visit www.coty.com.

Forward Looking Statements

Certain statements in this release are forward-looking statements. These forward-looking statements reflect Coty Inc.’s (the “Company”) current views with respect to, among other things, its future operations and financial performance; new brand and business partnerships; expected growth; its ability to support its planned business operation on a near- and long-term basis and its outlook for the full year fiscal 2015. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “target”, “aim” and similar words or phrases. Reported results should not be considered an indication of future performance, and actual results may differ materially from the results predicted due to risks and uncertainties including:

•	the Company’s ability to achieve its global business strategy and compete effectively in the beauty industry;

•	the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and market acceptance of new products;

•
the Company’s ability to identify suitable acquisition targets and managerial, integration, operational and financial risks associated with those acquisitions, including its recently announced offer to purchase Bourjois;

•	the Company’s ability to implement the Organizational Redesign restructuring program as planned and the success of the program in delivering anticipated improvements and efficiencies;

•
risks related to the Company’s international operations, including reputational, regulatory, economic and foreign political risks, such as the political instability in Eastern Europe and the Middle East, the debt crisis and economic environment in Europe and fluctuations in currency exchange rates;

•	dependence on certain licenses, entities performing outsourced functions and third-party suppliers;

•
the Company’s and its brand partners’ and licensors’ ability to obtain, maintain and protect the intellectual property rights used in the Company’s products and the Company’s and its brand partners’ abilities to protect their respective reputations;

•	the ability and willingness of the Company’s business partners to deliver under the Company’s agreements with them;

•	administrative, development or other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

•	impairments to the Company’s goodwill and other assets;

•
global political and/or economic uncertainties or disruptions, including a general economic downturn, a sudden disruption in business conditions affecting consumer purchases of the Company’s products and volatility in the financial markets;

•	the Company’s ability to manage seasonal variability;

•	consolidation among retailers, shifts in consumers’ preferred distribution channels, and other changes in the retail environment in which the Company sells its products;

•	disruptions in operations;

•	increasing dependency on information technology and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches;

•	changes in laws, regulations and policies that affect the Company’s business or products;
and

•	the illegal distribution and sale by third parties of counterfeit versions of the Company’s products.

More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other periodic reports the Company may file with the Securities and Exchange Commission from time to time.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

For more information:

Investor Relations
Kevin Monaco, 212-389-6815

Media
Jessica Baltera, 212-389-7584

Non-GAAP Financial Measures

The company operates on a global basis, with the majority of net revenues generated outside of the U.S.
Accordingly, fluctuations in foreign currency exchange rates can affect results of operations. Therefore, to supplement financial results presented in accordance with GAAP, certain financial information is presented excluding the impact of foreign currency exchange translations to provide a framework for assessing how the underlying businesses performed excluding the impact of foreign currency exchange translations (“constant currency”). Constant currency information compares results between periods as if exchange rates had remained constant period-over-period, with the current period’s results calculated at the prior-year period’s rates. The Company calculates constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies. The Company discloses the following constant currency financial measures: net revenues and adjusted operating income.

The Company presents growth on a like-for-like basis. The Company believes that like-for-like growth better enables management and investors to analyze and compare our organic growth from period to period. In the periods described in this release, like-for-like growth excludes the impact of foreign currency exchange translations, the discontinuation of the TJoy brand, the reorganization of our mass business in China, the divestiture of one of our licenses and the expiration of a certain North American service agreement that was not renewed and does not exclude revenues from the acquisition or conversion of third-party distributors. For reconciliation of our net revenues like-for-like growth, see the table entitled “Reconciliation of Reported Net revenues to Like-For-Like Net Revenues.”

For a reconciliation of our like-for-like growth by segment and geographic region, see the tables entitled “Net Revenues and Adjusted Operating Income by Segment” and “Net Revenues by Geographic Regions.”

The Company presents SG&A, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin, net revenues and EPS (diluted) on a non-GAAP basis and specifies that these measures are non-GAAP by using the term “adjusted”. The Company believes these non-GAAP financial measures better enable management and investors to analyze and compare the underlying business results from period to period. In calculating adjusted SG&A expense, operating income, operating income margin, gross margin, effective tax rate, cash tax rate, net income, net income margin and EPS (diluted), the Company excludes the impact of nonrecurring items, private company share-based compensation expense, impairment charges and restructuring costs, to the extent applicable. The Company has provided a quantitative reconciliation of the difference between the non-GAAP financial measures and the financial measures calculated and reported in accordance with GAAP. For a reconciliation of adjusted SG&A expense to SG&A expense, adjusted gross margin to gross margin, adjusted EPS (diluted) to EPS (diluted), and adjusted net revenues to net revenues, see the table entitled “Reconciliation of Reported to Adjusted Results for the Consolidated Statements of Operations.” For a reconciliation of adjusted operating income to operating income and adjusted operating income margin to operating income margin, see the table entitled “Reconciliation of Reported Operating Income to Adjusted Operating Income.” For a reconciliation of adjusted effective tax rate and adjusted cash tax rate to effective tax rate, see the table entitled “Reconciliation of Reported Income Before Income Taxes and Effective Tax Rates to Adjusted Income Before Income Taxes, Effective Taxes and Cash Tax Rate.” For a reconciliation of adjusted net income and adjusted net income margin to net income, see the table entitled “Reconciliation of Reported Net Income to Adjusted Net Income.”

The Company presents net working capital, which is defined as Accounts Receivable plus Inventory minus Accounts Payable, which can be found in the “Consolidated Balance Sheet.”

The Company also presents free cash flow and the cash conversion ratio. Free cash flow is defined as net cash provided by operating activities, less capital expenditures. Free cash flow excludes cash used for private company stock option exercises and cash used for acquisitions. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. For a reconciliation of Free Cash Flow, see the table entitled “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow.” The cash conversion ratio is defined as net cash provided by operating activities divided by the adjusted operating income.

These non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

- Tables Follow -

COTY INC.
SUPPLEMENTAL SCHEDULES INCLUDING NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF REPORTED TO ADJUSTED RESULTS FOR THE CONSOLIDATED STATEMENTS OF OPERATIONS

These supplemental schedules provide adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

	Three Months Ended March 31, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$933.8	$6.4	$927.4	$79.4	$1,006.8
Cost of sales	351.8	(3.9)	355.7	32.5	388.2
Gross profit	582.0	10.3	571.7	46.9	618.6
Gross margin	62.3%		61.6%		61.4%
Selling, general and administrative expenses	445.3	(7.4)	452.7	45.1	497.8
as % of Net revenues	47.7%		48.8%		49.4%
Amortization expense	18.1	—	18.1	0.6	18.7
Restructuring costs	3.9	3.9	—	—	—
Operating income	114.7	(13.8)	100.9	1.2	102.1
as % of Net revenues	12.3%		10.9%		10.1%
Interest expense, net	17.6	—	17.6
Other income, net	(0.5)	—	(0.5)
Income before income taxes	97.6	(13.8)	83.8
Provision for income taxes	15.4	1.9	13.5
Net income	82.2	(11.9)	70.3
Net income attributable to noncontrolling interests	2.9	—	2.9
Net income attributable to redeemable noncontrolling interests	3.8	—	3.8
Net income attributable to Coty Inc.	$75.5	$(11.9)	$63.6
as % of Net revenues	8.1%		6.9%

EPS (diluted)	$0.21		$0.18

	Three Months Ended March 31, 2014
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$1,008.7	$—	$1,008.7
Cost of sales	395.6	8.2	387.4
Gross profit	613.1	(8.2)	621.3
Gross margin	60.8%		61.6%
Selling, general and administrative expenses	543.2	24.4	518.8
as % of Net revenues	53.8%		51.4%
Amortization expense	21.1	—	21.1
Restructuring costs	3.9	3.9	—
Asset impairment charges	316.9	316.9	—
Operating (loss) income	(272.0)	353.4	81.4
as % of Net revenues	(27.0%)		8.1%
Interest expense, net	17.3	—	17.3
Other income, net	(2.1)	—	(2.1)
(Loss) income before income taxes	(287.2)	353.4	66.2
(Benefit) for income taxes	(40.5)	(13.4)	(27.1)
Net (loss) income	(246.7)	340.0	93.3
Net income attributable to noncontrolling interests	3.4	—	3.4
Net income attributable to redeemable noncontrolling interests	3.2	—	3.2
Net (loss) income attributable to Coty Inc.	$(253.3)	$340.0	$86.7
as % of Net revenues	(25.1%)		8.6%

EPS (diluted)	$(0.66)		$0.22

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

	Nine Months Ended March 31, 2015
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
Net revenues	$3,375.7	$7.1	$3,368.6	$140.2	$3,508.8
Cost of sales	1,342.9	0.4	1,342.5	61.3	1,403.8
Gross profit	2,032.8	6.7	2,026.1	78.9	2,105.0
Gross margin	60.2%		60.1%		60.0%
Selling, general and administrative expenses	1,502.4	0.7	1,501.7	72.5	1,574.2
as % of Net revenues	44.5%		44.6%		44.9%
Amortization expense	55.5	—	55.5	0.9	56.4
Restructuring costs	56.4	56.4	—	—	—
Operating income	418.5	50.4	468.9	5.5	474.4
as % of Net revenues	12.4%		13.9%		13.5%
Interest expense, net	56.3	—	56.3
Other income, net	(0.2)	—	(0.2)
Loss on early extinguishment of debt	88.8	88.8	—
Income before income taxes	273.6	139.2	412.8
Provision for income taxes	39.8	(19.7)	59.5
Net income	233.8	119.5	353.3
Net income attributable to noncontrolling interests	14.0	(1.2)	15.2
Net income attributable to redeemable noncontrolling interests	8.3	—	8.3
Net income attributable to Coty Inc.	$211.5	$118.3	$329.8
as % of Net revenues	6.3%		9.8%

EPS (diluted)	$0.59		$0.91

	Nine Months Ended March 31, 2014
(in millions)	Reported (GAAP)	Adjustments(a)	Adjusted (Non-GAAP)
Net revenues	$3,510.1	$—	$3,510.1
Cost of sales	1,416.9	10.5	1,406.4
Gross profit	2,093.2	(10.5)	2,103.7
Gross margin	59.6%		59.9%
Selling, general and administrative expenses	1,662.6	76.1	1,586.5
as % of Net revenues	47.4%		45.2%
Amortization expense	66.4	—	66.4
Restructuring costs	10.2	10.2	—
Asset impairment charges	316.9	316.9	—
Operating income	37.1	413.7	450.8
as % of Net revenues	1.1%		12.8%
Interest expense, net	51.4	—	51.4
Other income, net	(2.3)	—	(2.3)
(Loss) income before income taxes	(12.0)	413.7	401.7
Provision for income taxes	39.4	(30.1)	69.5
Net (loss) income	(51.4)	383.6	332.2
Net income attributable to noncontrolling interests	14.5	—	14.5
Net income attributable to redeemable noncontrolling interests	11.4	—	11.4
Net (loss) income attributable to Coty Inc.	$(77.3)	$383.6	$306.3
as % of Net revenues	(2.2%)		8.7%

EPS (diluted)	$(0.20)		$0.78

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” and “Reconciliation of Reported Net Income to Adjusted Net Income” for a detailed description of adjusted items.

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2015	2014	Change	2015	2014	Change
Reported Operating Income (Loss)	114.7	(272.0)	>100%	418.5	37.1	>100%
% of Net revenues	12.3%	(27.0%)		12.4%	1.1%
Restructuring and other business realignment costs (a)	7.7	7.3	5%	64.2	16.5	>100%
Acquisition-related costs (b)	0.3	9.3	(97%)	5.3	26.8	(80%)
Share-based compensation (income)/expense adjustment (c)	(2.2)	6.5	<(100%)	0.6	19.9	(97%)
Asset impairment charges (d)	—	316.9	(100%)	—	316.9	(100%)
Public entity preparedness costs (e)	—	—	N/A	—	1.2	(100%)
Real estate consolidation program costs (f)	—	13.4	(100%)	(0.7)	32.4	<(100%)
China Optimization (g)	(19.6)	—	N/A	(19.0)	—	N/A
Total adjustments to Reported Operating Income (Loss)	(13.8)	353.4	<(100%)	50.4	413.7	(88%)
Adjusted Operating Income	100.9	81.4	24%	468.9	450.8	4%
% of Net revenues	10.8%	8.1%		13.9%	12.8%
% of Net revenues excluding China Optimization	10.9%	8.1%		13.9%	12.8%
(a) For the three months ended March 31, 2015, charges related to restructuring programs of $4.3 included in restructuring costs in the Condensed Consolidated Statements of Operations in Corporate exclude income of $0.4 related to refinements in estimates associated with China Optimization. Other business realignment costs of $3.4, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations in Corporate. For the three months ended March 31, 2014, charges related to restructuring programs of $3.9 included in restructuring costs in the Condensed Consolidated Statements of Operations in Corporate, and other business realignment costs of $3.4, which include $3.7 primarily included in selling, general and administrative expenses and $0.3 of income due to the change in estimates related to integration expenses, included in cost of sales in the Condensed Consolidated Statements of Operations in Corporate. For the nine months ended March 31, 2015, charges related to restructuring programs of $56.9 included in restructuring costs in the Condensed Consolidated Statements of Operations in Corporate exclude income of $0.5 related to refinements in estimates associated with China Optimization. Other business realignment costs of $7.3, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations in Corporate. For the nine months ended March 31, 2014, charges related to restructuring programs of $10.2 included in restructuring costs in the Condensed Consolidated Statements of Operations in Corporate, and other business realignment costs of $6.3, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations in Corporate.
(b) For the three months ended March 31, 2015, transaction-related costs incurred in connection with a contemplated acquisition of $0.3, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations in Corporate. For the three months ended March 31, 2014, acquisition-related costs of $9.3 consisted of $8.5 of costs primarily related to acquisition accounting impacts of revaluation of acquired inventory included in cost of sales and $0.8 of costs primarily related to certain completed business combinations included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations in Corporate. For the nine months ended March 31, 2015, costs of $5.3 related to acquisition accounting impacts of revaluation of acquired inventory of $3.4, included in cost of sales, and transaction-related costs incurred in connection with a contemplated acquisition of $1.9, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations in Corporate. For the nine months ended March 31, 2014, acquisition-related costs of $26.8 consisted of fees primarily related to the termination of a pre-existing manufacturing and distribution contract in South Africa after forming a wholly owned subsidiary in South Africa of $15.2 and costs of $1.1 related to certain completed or contemplated business combinations, included in selling, general and administrative expenses, and costs related to acquisition accounting impacts of revaluation of acquired inventory of $10.5, included in cost of sales in the Condensed Consolidated Statements of Operations in Corporate.
(c) From June 12, 2013, the effective date of the share-based compensation plan amendments, the share-based compensation (income)/expense adjustment represents the difference between equity plan accounting using the grant date fair value and equity plan accounting using the June 12, 2013 fair value. Prior to June 12, 2013, the share-based compensation (income)/expense adjustment represented the difference between share-based compensation expense accounted for under equity plan accounting based on grant date fair value, and under liability plan accounting. These amounts are included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations in Corporate.
(d) Charges in the three and nine months ended March 31, 2014, reflect asset impairment charges related to goodwill, identifiable intangible assets and certain tangible assets. This amount is included in asset impairment charges in the Condensed Consolidated Statements of Operations in the Skin and Body Care segment.
(e) Charges in the nine months ended March 31, 2014 related to a third party expense reimbursement and remaining miscellaneous costs associated with the Company’s initial public offering. These amounts are included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations in Corporate.
(f) For the nine months ended March 31, 2015, income related to the refinement estimates in connection with the consolidation of real estate in New York. For the three and nine months ended March 31, 2014, charges related to the consolidation of real estate in New York. These amounts are included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations in Corporate.
(g) For the three months ended March 31, 2015 income related to China Optimization of $19.6, which consisted of income of $19.4 and $0.4 in the Skin & Body Care segment and Corporate, respectively, and costs of $0.2 in the Color Cosmetics segment. Income of $8.9, $6.4, $3.9 and $0.4 was recorded in selling, general and administrative expenses, net revenues, cost of sales and restructuring costs in the Condensed Consolidated Statements of Operations, respectively. For the nine months ended March 31, 2015 income related to China Optimization of $19.0, which consisted of $17.7, $0.8 and $0.5 in the Skin & Body Care segment, Color Cosmetics segment and Corporate, respectively. Income of $8.4, $7.1, $3.0 and $0.5 was recorded in selling, general and administrative expenses, net revenues, cost of sales and restructuring costs in the Condensed Consolidated Statements of Operations, respectively. China Optimization primarily reflects refinement in estimates and miscellaneous costs associated with the program.

RECONCILIATION OF REPORTED INCOME BEFORE INCOME TAXES AND EFFECTIVE TAX RATES TO ADJUSTED INCOME BEFORE INCOME TAXES, EFFECTIVE TAX RATES AND CASH TAX RATES

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
(in millions)	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported Income Before Taxes	$97.6	$15.4	15.8%	$(287.2)	$(40.5)	14.1%
Adjusted to Reported Operating Income (Loss) (a)	(13.8)	(1.9)		353.4	13.4
Adjusted Income Before Taxes	$83.8	$13.5	16.1%	$66.2	$(27.1)	(40.9%)
(a) See "Reconciliation of Operating Income to Adjusted Operating Income"

	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate
Cash Paid for Income Taxes	$83.8	13.2	15.8%	$66.2	9.6	14.5%

	Nine Months Ended March 31, 2015			Nine Months Ended March 31, 2014
(in millions)	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate	Income Before Income Taxes	Provision for Taxes	Effective Tax Rate
Reported Income Before Taxes	$273.6	$39.8	14.5%	$(12.0)	$39.4	(328.3%)
Adjusted to Reported Operating Income (a)	50.4	7.1		413.7	30.1
Other Adjustments (b)	88.8	12.6		0.0
Adjusted Income Before Taxes	$412.8	$59.5	14.4%	$401.7	$69.5	17.3%
(a) See "Reconciliation of Operating Income to Adjusted Operating Income"
(b) See "Reconciliation of Net Income Attributable to Coty Inc. to Adjusted Net Income Attributable to Coty Inc."

	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate	Adjusted Income Before Taxes	Cash Paid for Income Taxes	Cash Tax Rate
Cash Paid for Income Taxes	$412.8	$83.2	20.2%	$401.7	$59.3	14.8%

RECONCILIATION OF REPORTED NET INCOME TO ADJUSTED NET INCOME

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2015	2014	Change	2015	2014	Change
Reported Net Income (Loss) Attributable to Coty Inc.	$75.5	$(253.3)	>100%	$211.5	$(77.3)	>100%
% of Net revenues	8.1%	(25.1%)		6.3%	(2.2%)
Adjustments to Reported Operating Income (Loss) (a)	(13.8)	353.4	<(100%)	50.4	413.7	(88%)
Loss on early extinguishment of debt (b)	—	—	N/A	88.8	—	N/A
Adjustments to noncontrolling interest expense (c)	—	—	N/A	(1.2)	—	N/A
Change in tax provision due to adjustments to Reported Net Income (Loss) Attributable to Coty Inc.	1.9	(13.4)	>100%	(19.7)	(30.1)	35%
Adjusted Net Income Attributable to Coty Inc.	$63.6	$86.7	(27%)	$329.8	$306.3	8%
% of Net revenues	6.8%	8.6%		9.8%	8.7%
% of Net revenues excluding China Optimization	6.9%	8.6%		9.8%	8.7%

Per Share Data
Adjusted weighted-average common shares
Basic	344.7	384.0		350.9	384.1
Diluted	354.8	392.0		360.7	392.9
Adjusted Net Income Attributable to Coty Inc. per Common Share
Basic	$0.18	$0.23		$0.94	$0.80
Diluted	$0.18	$0.22		$0.91	$0.78

(a) See “Reconciliation of Reported Operating Income to Adjusted Operating Income.”
(b) In the nine months ended March 31, 2015 loss on early extinguishment of debt associated with repurchase of the Senior Notes. Included in loss on early extinguishment of debt in the Condensed Consolidated Statements of Operations.
(c) In the nine months ended March 31, 2015 noncontrolling interest expense related to the revaluation of inventory buyback associated with the conversion from distributor to subsidiary distribution model in a select emerging market. Included in net income attributable to noncontrolling interests in the Condensed Consolidated Statements of Operations.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions)	2015	2014	2015	2014
Net cash provided by operating activities	$33.2	$(4.2)	$388.2	$443.1
Capital expenditures	(31.9)	(48.6)	(135.0)	(165.2)
Additions of goodwill	(30.0)	(30.0)	(30.0)	(30.0)
Free cash flow	$(28.7)	$(82.8)	$223.2	$247.9

NET REVENUES AND ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended March 31,
	Net Revenues		Change			Adjusted Operating Income (Loss)		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like	2015	2014	Reported Basis	Constant Currency
Fragrances	$431.3	$476.1	(9%)	(2%)	(2%)	$59.0	$54.5	8%	12%
Color Cosmetics	336.6	344.9	(2%)	6%	6%	39.5	36.7	8%	8%
Skin & Body Care	165.9	187.7	(12%)	(2%)	(4%)	2.4	(9.8)	>100%	>100%
Total	$933.8	$1,008.7	(7%)	0%	0%	$100.9	$81.4	24%	25%

	Nine Months Ended March 31,
	Net Revenues		Change			Adjusted Operating Income		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like	2015	2014	Reported Basis	Constant Currency
Fragrances	$1,763.9	$1,863.5	(5%)	(2%)	(2%)	$325.0	$333.7	(3%)	(1%)
Color Cosmetics	1,021.2	990.6	3%	7%	7%	121.0	107.2	13%	13%
Skin & Body Care	590.6	656.0	(10%)	(5%)	(4%)	22.9	9.9	>100%	>100%
Total	$3,375.7	$3,510.1	(4%)	0%	0%	$468.9	$450.8	4%	5%

NET REVENUES BY GEOGRAPHIC REGION

	Three Months Ended March 31,
	Net Revenues		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like
Americas	$394.8	$382.2	3%	5%	5%
EMEA	419.5	499.9	(16%)	(3%)	(3%)
Asia Pacific	119.5	126.6	(6%)	0%	(2%)
Total	$933.8	$1,008.7	(7%)	0%	0%

	Nine Months Ended March 31,
	Net Revenues		Change
(in millions)	2015	2014	Reported Basis	Constant Currency	Like-for-like
Americas	$1,291.0	$1,312.1	(2%)	0%	0%
EMEA	1,668.9	1,769.6	(6%)	1%	1%
Asia Pacific	415.8	428.4	(3%)	0%	1%
Total	$3,375.7	$3,510.1	(4%)	0%	0%

RECONCILIATION OF REPORTED NET REVENUES TO LIKE-FOR-LIKE NET REVENUES

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2015	2014	Change	2015	2014	Change
Reported Net Revenues	$933.8	$1,008.7	(7%)	$3,375.7	$3,510.1	(4%)
TJoy Discontinuation and China Optimization (a)	6.5	4.0	63%	8.0	11.9	(33%)
Net Revenues from 2013 Ceased Activities (b)	—	—	N/A	—	2.3	(100%)
Net Revenues (excluding TJoy Discontinuation, China Optimization and 2013 Ceased Activities)	$927.3	$1,004.7	(8%)	$3,367.7	$3,495.9	(4%)
Net Revenue at Constant Rates	$1,013.3	$1,008.7	0%	$3,516.0	$3,510.1	0%
Net Revenues at Constant Rate (excluding TJoy Discontinuation, China Optimization and 2013 Ceased Activities)	$1,006.8	$1,004.7	0%	$3,508.0	$3,495.9	0%

(a) In fiscal year 2014 we announced the discontinuation of our TJoy brand and the reorganization of our mass business in China (“China Optimization”).
(b) In fiscal 2013, one of our licenses was divested and a certain North American service agreement expired and was not renewed (“2013 Ceased Activities”). The 2013 Ceased Activities had residual net revenues in the three months ended September 30, 2014.

	Three Months Ended March 31,			Nine Months Ended March 31,
(in millions)	2015	2014	Change	2015	2014	Change
Reported Net Revenues - Emerging Markets	$279.3	$288.8	(3%)	$963.1	$964.1	0%
TJoy Discontinuation and China Optimization (a)	6.5	4.0	63%	8.0	11.9	(33%)
Net Revenues (excluding TJoy Discontinuation and China Optimization) - Emerging Markets	$272.8	$284.8	(4%)	$955.1	$952.2	0%
Net Revenue at Constant Rates - Emerging Markets	$306.6	$288.8	6%	$1,024.3	$964.1	6%
Net Revenues at Constant Rates (excluding TJoy Discontinuation and China Optimization) - Emerging Markets	$300.1	$284.8	5%	$1,016.3	$952.2	7%
(a) In fiscal year 2014 we announced the discontinuation of our TJoy brand and the reorganization of our mass business in China (“China Optimization”).

RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED OPERATING INCOME BY SEGMENT

	Three Months Ended March 31, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Fragrances	$59.0	$—	$59.0	$2.0	$61.0
Color Cosmetics	39.3	(0.2)	39.5	0.3	39.8
Skin and Body Care	21.8	19.4	2.4	(1.1)	1.3
Corporate	(5.4)	(5.4)	—	—	—
Total	$114.7	$13.8	$100.9	$1.2	$102.1

OPERATING MARGIN
Fragrances	13.7%		13.7%		13.1%
Color Cosmetics	11.7%		11.7%		10.9%
Skin and Body Care	13.1%		1.5%		0.7%
Corporate	N/A		N/A		N/A
Total	12.3%		10.9%		10.1%

	Three Months Ended March 31, 2014
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$54.5	$—	$54.5
Color Cosmetics	36.7	—	36.7
Skin and Body Care	(326.7)	(316.9)	(9.8)
Corporate	(36.5)	(36.5)	—
Total	$(272.0)	$(353.4)	$81.4

OPERATING MARGIN
Fragrances	11.4%		11.4%
Color Cosmetics	10.6%		10.6%
Skin and Body Care	<(100%)		(5.2%)
Corporate	N/A		N/A
Total	(27.0%)		8.1%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

	Nine Months Ended March 31, 2015
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)	Foreign Currency Translation	Adjusted Results at Constant Currency
OPERATING INCOME (LOSS)
Fragrances	$325.0	$—	$325.0	$5.8	$330.8
Color Cosmetics	121.8	0.8	121.0	—	121.0
Skin and Body Care	40.6	17.7	22.9	(0.3)	22.6
Corporate	(68.9)	(68.9)	—	—	—
Total	$418.5	$(50.4)	$468.9	$5.5	$474.4

OPERATING MARGIN
Fragrances	18.4%		18.4%		18.1%
Color Cosmetics	11.9%		11.9%		11.4%
Skin and Body Care	6.9%		3.9%		3.7%
Corporate	N/A		N/A		N/A
Total	12.4%		13.9%		13.5%

	Nine Months Ended March 31, 2014
(in millions)	Reported (GAAP)	Adjustments (a)	Adjusted (Non-GAAP)
OPERATING INCOME (LOSS)
Fragrances	$333.7	$—	$333.7
Color Cosmetics	107.2	—	107.2
Skin and Body Care	(307.0)	(316.9)	9.9
Corporate	(96.8)	(96.8)	—
Total	$37.1	$(413.7)	$450.8

OPERATING MARGIN
Fragrances	17.9%		17.9%
Color Cosmetics	10.8%		10.8%
Skin and Body Care	(46.8%)		1.5%
Corporate	N/A		N/A
Total	1.1%		12.8%

(a) See “Reconciliation of Reported Operating Income to Adjusted Operated Income” for a detailed description of adjusted items.

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Nine Months Ended March 31,
(in millions, except per share data)	2015	2014	2015	2014
Net revenues	$933.8	$1,008.7	$3,375.7	$3,510.1
Cost of sales	351.8	395.6	1,342.9	1,416.9
as % of Net revenues	37.7%	39.2%	39.8%	40.4%
Gross profit	582.0	613.1	2,032.8	2,093.2
Gross margin	62.3%	60.8%	60.2%	59.6%

Selling, general and administrative expenses	445.3	543.2	1,502.4	1,662.6
as % of Net revenues	47.7%	53.8%	44.5%	47.4%
Amortization expense	18.1	21.1	55.5	66.4
Restructuring costs	3.9	3.9	56.4	10.2
Asset impairment charges	—	316.9	—	316.9
Operating income (loss)	114.7	(272.0)	418.5	37.1
as % of Net revenues	12.3%	(27.0%)	12.4%	1.1%
Interest expense, net	17.6	17.3	56.3	51.4
Loss on extinguishment of debt	—	—	88.8	—
Other income	(0.5)	(2.1)	(0.2)	(2.3)
Income (loss) before income taxes	97.6	(287.2)	273.6	(12.0)
as % of Net revenues	10.5%	(28.5%)	8.1%	(0.3%)
Provision (benefit) for income taxes	15.4	(40.5)	39.8	39.4
Net income (loss)	82.2	(246.7)	233.8	(51.4)
as % of Net revenues	8.8%	(24.5%)	6.9%	(1.5%)
Net income attributable to noncontrolling interests	2.9	3.4	14.0	14.5
Net income attributable to redeemable noncontrolling interests	3.8	3.2	8.3	11.4
Net income (loss) attributable to Coty Inc.	$75.5	$(253.3)	$211.5	$(77.3)
as % of Net revenues	8.1%	(25.1%)	6.3%	(2.2%)
Net income (loss) attributable to Coty Inc. per common share:
Basic	$0.22	$(0.66)	$0.60	$(0.20)
Diluted	$0.21	$(0.66)	$0.59	$(0.20)
Weighted-average common shares outstanding:
Basic	344.7	384.0	350.9	384.1
Diluted	354.8	384.0	360.7	384.1

COTY INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2015	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,144.1	$1,238.0
Trade receivables—less allowances of $16.4 and $16.7, respectively	610.5	664.8
Inventories	513.4	617.4
Prepaid expenses and other current assets	171.5	201.2
Deferred income taxes	57.5	63.4
Total current assets	2,497.0	2,784.8
Property and equipment, net	473.6	540.3
Goodwill	1,319.5	1,342.8
Other intangible assets, net	1,740.4	1,837.1
Deferred income taxes	7.6	11.4
Other noncurrent assets	70.0	76.1
TOTAL ASSETS	$6,108.1	$6,592.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$607.9	$810.2
Accrued expenses and other current liabilities	610.8	723.6
Short-term debt and current portion of long-term debt	35.5	33.4
Income and other taxes payable	30.6	29.4
Deferred income taxes	0.4	0.7
Total current liabilities	1,285.2	1,597.3
Long-term debt	3,550.9	3,260.1
Pension and other post-employment benefits	235.1	272.5
Deferred income taxes	261.2	273.3
Other noncurrent liabilities	161.6	228.7
Total liabilities	5,494.0	5,631.9
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	85.7	106.2
EQUITY:
Common Stock	3.9	3.8
Additional paid-in capital	1,921.1	1,926.9
Accumulated deficit	(214.9)	(426.4)
Accumulated other comprehensive loss	(326.6)	(85.1)
Treasury stock	(880.5)	(575.4)
Total Coty Inc. stockholders’ equity	503.0	843.8
Noncontrolling interests	25.4	10.6
Total equity	528.4	854.4
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,108.1	$6,592.5

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended March 31,
(in millions)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$233.8	$(51.4)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	172.6	188.2
Asset impairment charges	—	316.9
Deferred income taxes	(7.4)	(20.0)
Provision for bad debts	1.6	3.6
Provision for pension and other post-employment benefits	15.7	13.9
Share-based compensation	5.9	35.7
Gain on sale of asset	(7.2)	—
Loss on early extinguishment of debt	88.8	—
Foreign exchange effects	28.3	16.9
Other	5.0	(1.4)
Change in operating assets and liabilities, net of effects from purchase of acquired companies:
Trade receivables	(34.0)	(33.4)
Inventories	36.7	33.9
Prepaid expenses and other current assets	20.1	(28.7)
Accounts payable	(82.1)	3.1
Accrued expenses and other current liabilities	(32.0)	14.3
Tax accruals	(42.7)	(5.1)
Other noncurrent assets	5.3	(32.1)
Other noncurrent liabilities	(20.2)	(11.3)
Net cash provided by operating activities	388.2	443.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(135.0)	(165.2)
Payments for business combinations, net of cash acquired	(0.6)	(29.5)
Additions of goodwill	(30.0)	(30.0)
Proceeds from sale of asset	14.4	0.4
Net cash used in investing activities	(151.2)	(224.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt, original maturity more than three months	637.5	21.9
Repayments of short-term debt, original maturity more than three months	(631.4)	(42.4)
Net proceeds from (repayments of) short-term debt, original maturity less than three months	14.0	(11.4)
Proceeds from revolving loan facilities	768.5	588.5
Repayments of revolving loan facilities	(590.5)	(442.5)
Proceeds from issuance of long-term debt	0.9	—
Proceeds from term loan	800.0	—
Repayments of term loan	(200.0)	—
Repayment of Senior Notes	(584.6)	—
Dividend Payment	(71.0)	(76.9)
Net proceeds from issuance of Common Stock	44.5	12.2
Net proceeds from issuance of Common Stock to former CEO	12.5	—
Purchase of Class A Common Stock from former CEO	(42.0)	—
Payments for repurchases of Common Stock	(263.1)	(67.9)
Net proceeds from (payments of) foreign currency contracts	(27.5)	4.1
Payment for business combinations – contingent consideration	(0.8)	(1.1)
Proceeds from mandatorily redeemable noncontrolling interests	—	3.8
Proceeds from noncontrolling interests	1.8	—
Distributions to noncontrolling interests	—	(8.4)
Purchase of additional noncontrolling interests	(14.9)	(4.4)
Distributions to redeemable noncontrolling interests	(5.0)	(7.6)
Payment of deferred financing fees	(11.2)	(0.5)
Net cash used in financing activities	(162.3)	(32.6)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(168.6)	40.6
NET INCREASE IN CASH AND CASH EQUIVALENTS	(93.9)	226.8
CASH AND CASH EQUIVALENTS—Beginning of period	1,238.0	920.4
CASH AND CASH EQUIVALENTS—End of period	$1,144.1	$1,147.2
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid during the year for interest	$49.8	$40.5
Cash paid during the year for income taxes	83.2	59.3
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
Accrued capital expenditure additions	$27.3	$32.9